Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2022 RESULTS

LINCOLN, Nebraska (May 3, 2022) — National Research Corporation, dba NRC Health, (NASDAQ:NRC) today announced results for the first quarter 2022.

Q1 2022 financial results compared to Q1 2021:

●	Revenue increased 8% to $38.4 million
●	Operating income decreased 3% to $11.7 million

In commenting on recent events, Michael Hays, Chief Executive Officer, said “At year-end 2021, we announced the upcoming launch of NRC’s Health’s Human Understanding Program which enables health systems to deliver personalized care at scale. This past quarter, large numbers of current and prospective clients previewed and scrutinized the program. Never have I witnessed such absolute alignment with any product offering, confirming to me we are definitely on the right path. However, achieving personalized care at scale will not be instantaneous for any client organization; rather, accomplished by measured deployment of the Program over time and perhaps, similar to adoption trends we experienced with our digital Voice of the Customer offerings.

Regarding the Company’s first quarter financial performance, Kevin Karas, Chief Financial Officer, said, “Our growth strategy continues to focus on organic growth levers of increasing revenue from our core offerings, including our new Human Understanding Program, within our existing client base, as well as adding new clients to increase market share. As a result, revenue growth for the quarter was 8% over the prior year and we continued to see higher growth rates in our core offerings. Our operating expenses for the quarter increased at a higher rate as we allocated more resources towards innovation initiatives and associate empowerment benefits. We also utilized our strong cash flow to fund our quarterly dividend and additional share repurchases in the first quarter.”

NRC Announces First Quarter 2022 Results

May 3, 2022

Revenue for the first quarter ended March 31, 2022, was $38.4 million, compared to $35.5 million for the same quarter in 2021. Net income for the quarter ended March 31, 2022, was $8.5 million, compared to $9.2 million for the quarter ended March 31, 2021.

Diluted earnings per share decreased to $0.34 for the quarter ended March 31, 2022, from diluted earnings per share of $0.36 for the quarter ended March 31, 2021.

Cash Flow from Operations was $8.3 million down from $14.4 million, leaving us with a Net Cash position (Cash minus Notes Payable) of $21.8 million, up from $13.8 million at March 31, 2021.

A live simulcast of National Research Corporation’s 2022 first quarter conference call will be available online at https://events.q4inc.com/attendee/864665437 on May 4, 2022, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 40 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement to increase patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. Our purpose is to enable human understanding by helping our clients to understand what matters most to each person that they serve.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2021 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

NRC Announces First Quarter 2022 Results

May 3, 2022

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2022	2021

Revenue	$38,441	$35,464

Operating expenses:
Direct	14,779	11,940
Selling, general and administrative	10,649	9,520
Depreciation, amortization and impairment	1,316	1,984
Total operating expenses	26,744	23,444

Operating income	11,697	12,020

Other income (expense):
Interest income	5	3
Interest expense	(317)	(432)
Other, net	48	21

Total other income (expense)	(264)	(408)

Income before income taxes	11,433	11,612

Income tax provision (benefit)	2,894	2,380

Net income	$8,539	$9,232

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.34	$0.36
Diluted Earnings Per Share	$0.34	$0.36

Weighted average shares and share equivalents outstanding
Basic	25,251	25,414
Diluted	25,390	25,668

NRC Announces First Quarter 2022 Results

May 3, 2022

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$47,290	$54,361
Accounts receivable, net	15,910	13,728
Other current assets	5,721	5,618
Total current assets	68,921	73,707

Property and equipment, net	12,853	12,391
Goodwill	61,614	61,614
Other, net	9,766	9,828
Total assets	$153,154	$157,540

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable, net unamortized debt issuance costs	$4,333	$4,278
Accounts payable and accrued expenses	4,675	7,393
Accrued compensation	5,935	7,139
Deferred revenue	16,693	17,213
Dividends payable	6,047	3,044
Other current liabilities	3,886	1,321
Total current liabilities	41,569	40,388

Notes payable, net of current portion and unamortized debt issuance costs	21,161	22,269
Other non-current liabilities	8,938	9,546
Total liabilities	71,668	72,203

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 110,000,000 shares, issued 30,898,600 in 2022 and 2021, outstanding 25,194,447 in 2022 and 25,361,409 in 2021	31	31
Additional paid-in capital	174,227	173,942
Retained earnings (accumulated deficit)	(33,620)	(36,112)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,324)	(2,375)
Treasury stock	(56,828)	(50,149)
Total shareholders’ equity	81,486	85,337
Total liabilities and shareholders’ equity	$153,154	$157,540